Exhibit 99.1

Hancock Fabrics, Inc.                                                                                                           Robert W. Driskell
Corporate Headquarters                                                                                                Chief Financial Officer and
One Fashion Way                                                                                                Senior Vice President
Baldwyn, Mississippi 38824                                                                                                           662.365.6112

FOR IMMEDIATE RELEASE

HANCOCK FABRICS ANNOUNCES
FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS

2.3% SAME STORE SALES INCREASE, NET INCREASES BY $4.4 MILLION

BALDWYN, MS, June 3, 2009 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its first quarter of fiscal 2009.

Financial highlights for the quarter include:

•	Net sales for the quarter were $64.1 million compared with $63.8 million in the first quarter last year, and comparable sales increased 2.3%, compared with a 3.1% decrease in the previous year.

•	Operating income for the quarter was $0.6 million, an increase of $2.8 million from the previous year’s first quarter.

•	Net loss was $0.9 million, or $0.05 per share, in the first quarter of fiscal 2009, compared to a net loss of $5.3 million, or $0.28 per share in the first quarter of fiscal 2008.

•	EBITDA for the quarter was $2.2 million, an increase of $2.8 million over the same period last fiscal year.

•	Inventories have been reduced by $3.6 million since fiscal year end and $17.7 million compared to the same period last year.

•
At quarter end, the Company had outstanding borrowings under its Revolver of $31.8 million and outstanding letters of credit of $7.1 million.  The Note balance was $21.2 million and the warrant discount on the Notes was $9.9 million.  Additional amounts available to borrow at that time were $34.9 million.

Jane Aggers, President and Chief Executive Officer noted, “Although the retail environment is still challenging, we continue to make progress on our key operating initiatives:  improving operations and reducing debt.  Our efforts have resulted in the significant increase in EBITDA and the narrowing of our loss.  We will continue to focus on these initiatives, while providing our customers with the products, services and value they desire as we strive to return to profitability.”

Operating Results

Gross margin for the first quarter of 45.1% was a 30 basis point improvement over the 44.8% of the prior year. This increase reflects a 40 basis point reduction in merchandise cost and a 40 basis point reduction in freight costs offset by reduced supply chain leverage as store count and inventory levels have diminished from prior periods.

Selling, general and administrative expenses for the quarter decreased to $27.2 million (42.4% of sales) from $29.8 million (46.6% of sales) in the prior year.  This reduction in expense was driven by increased labor efficiency, reduced store operating expenses, and savings of professional fees.

Store Openings, Closings and Remodels

During the first quarter of fiscal 2009, the Company opened 1 store, remodeled 2 locations, and ended the quarter with 264 stores.

First Quarter Conference Call

Hancock will hold its first quarter earnings conference call tomorrow, June 4, at 10:00 CST.  To participate in the conference call, please call 888-679-8037 or 617-213-4849 (Int’l) and provide the operator with pass code #46488100.  If you are unable to attend the live call, a replay will be available, please dial 888-286-8010 or 617-801-6888 (Int’l) and enter pin #42058696. The replay will be available by phone or on the Company’s website at approximately 1:00 p.m. CST on Thursday, June 4, 2009 and will remain available through Thursday, June 18, 2009.

A simultaneous webcast of the conference call may be accessed at www.hancockfabrics.com. Go to “About Us,” click on “Investors” then on “Event Calendar.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 264 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, depreciation and amortization, and reorganization expenses.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net earnings and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen Weeks Ended
	May 2,	May 3,
(in thousands, except per share amounts)	2009	2008

Sales	$ 64,069	$ 63,816
Cost of goods sold	35,157	35,247

Gross profit	28,912	28,569

Selling, general and administrative expense	27,181	29,750
Depreciation and amortization	1,089	1,013

Operating income (loss)	642	(2,194)

Reorganization expense, net	239	2,676
Interest expense, net	1,334	989

Loss from continuing operations before income taxes	(931)	(5,859)
Income taxes	-	-

Loss from continuing operations	(931)	(5,859)
Earnings from discontinued operations, (net of tax expense of $0 and $0)	49	542

Net loss	$ (882)	$ (5,317)

Basic and diluted loss per share:
Loss from continuing operations	$ (0.05)	$ (0.31)
Earnings from discontinued operations	0.00	0.03
Net loss	$ (0.05)	$ (0.28)

Weighted average shares outstanding:
Basic and diluted	19,219	18,984

HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS
		(unaudited)

(in thousands)	May 2,	May 3,		January 31,
	2009	2008		2009 (1)
Assets
Current assets:
Cash and cash equivalents	$ 2,242	$ 2,705		$ 2,338
Receivables, less allowance for doubtful accounts	2,968	4,037		3,380
Inventories	100,582	118,299		104,156
Income taxes refundable	-	8,118		-
Prepaid expenses	1,341	1,058		1,735
Total current assets	107,133	134,217		111,609

Property and equipment, net	44,063	44,531		45,039
Goodwill	3,210	3,406		3,210
Other assets	5,533	7,653		4,816
Total assets	$ 159,939	$ 189,807		$ 164,674

Liabilities and Shareholders' Equity
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$ 18,680	$ 17,906		$ 21,437
Accrued liabilities	14,001	13,996		14,813
Other pre-petition obligations	1,842	-		2,796
Total current liabilities	34,523	31,902		39,046

Long-term debt obligations	43,088	36,981		42,977
Capital lease obligations	3,256	-		3,287
Postretirement benefits other than pensions	2,208	384		2,211
Pension and SERP liabilities	22,212	396		21,706
Other liabilities	7,979	2,986		8,098
Total liabilities not subject to compromise	113,266	72,649		117,325

Liabilities subject to compromise	-	58,808		-

Total liabilities	113,266	131,457		117,325

Commitments and contingencies

Shareholders' equity:
Common stock	331	327		331
Additional paid-in capital	88,273	75,770		88,017
Retained earnings	124,025	132,018		124,907
Treasury stock, at cost	(153,684)	(153,661)		(153,684)
Accumulated other comprehensive income (loss)	(12,272)	3,896		(12,222)
Total shareholders' equity	46,673	58,350		47,349
Total liabilities and shareholders' equity	$ 159,939	$ 189,807	#	$ 164,674

(1) Derived from audited balance sheet included in our annual report on Form 10-K for the fiscal year January 31, 2009.

Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconciliation of EBITDA
(unaudited)

	Thirteen Weeks Ended
	May 2,	May 3,
(in thousands)	2009	2008

Net cash provided by (used in) operating activities before reorganization activities	$ 1,935	$ (7,701)
Depreciation and amortization, including cost of goods sold	(1,583)	(1,584)
Amortization of deferred loan costs	(62)	(156)
Amortization of bond discount	(583)	-
Interest paid-in-kind on notes	(346)	-
Stock compensation expense	(256)	(447)
Reserve for store closings credits, including interest expense	87	545
Other	63	199
Reorganization expense, net	(239)	(2,676)
Changes in assets and liabilities	102	6,503

Net loss	(882)	(5,317)
Earnings from discontinued operations	(49)	(542)
Income taxes	-	-
Interest expense, net	1,334	989
Reorganization Expense, net	239	2,676
Depreciation and amortization, including cost of goods sold	1,583	1,584

EBITDA	$ 2,225	$ (610)